EXHIBIT 10.7

INTER-CREDITOR AGREEMENT

This INTER-CREDITOR AGREEMENT (the “Agreement”) is made and effective as of January  28, 2009, by and between the holders of the Celsia Technologies, Inc. 8% Secured Convertible Debentures due December 31, 2010 (the “Existing Creditors”) and the New Creditors (as defined below), (the Existing Creditors and the New Creditors are collectively referred to as the “Creditors”).

RECITALS

WHEREAS, the Existing Creditors are the parties to that certain Securities Purchase Agreement dated May 25, 2007 (such securities purchase agreement the “Existing Purchase Agreement”) by and between each Existing Creditors signatory thereto and Celsia Technologies, Inc. (the “Company”) and are the holders of those certain 8% Secured Convertible Debentures due December 31, 2010, for an aggregate principal amount of $8,897,783 (the “Existing Indebtedness”), and the Existing Creditors are the beneficiaries of that certain Security Agreement dated May 25, 2007 (the “Existing Security Agreement”) entered into in connection with the Existing Purchase Agreement;

WHEREAS, pursuant to that certain Securities Purchase Agreement dated on or about the date hereof (the “New Purchase Agreement”, together with the “Existing Purchase Agreement,” the “Purchase Agreements” ), the investors signatory thereto (the “New Creditors”, together with the Existing Creditors, the “Creditors”) have agreed to loan the Company $2,000,000 evidenced by Original Issue Discount Senior Secured Convertible Debentures due December 31, 2010 with an aggregate principal amount of up to $2,631,578 (the “New Debentures,” the amounts owed pursuant to such New Debentures, the “New Indebtedness,” and together with the Existing Indebtedness, the “Indebtedness”);

WHEREAS, the New Creditors and the Company have entered into that certain Security Agreement dated on or about the date hereof (the “New Security Agreement”, together with the Existing Security Agreement, the “Security Agreements”);

WHEREAS, the Existing Indebtedness is secured by all assets of the Company and certain Subsidiaries (as defined in the New Debentures);

WHEREAS, New Indebtedness will also be secured by all assets of the Company and certain Subsidiaries;

WHEREAS, the Creditors wish to memorialize their agreements concerning their respective rights, duties and obligations to one another with respect to the security interests granted under the Indebtedness.

NOW, THEREFORE, in consideration of the mutual covenants herein, their respective performances and benefits pertaining to the Indebtedness, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Ranking.

1.1	The Indebtedness shall rank in the following order of priority:

(1)           The full principal amount of the New Indebtedness (the “New Indebtedness Principal Payment”) shall be paid in full to the New Creditors before (i) the Existing Creditors shall be entitled to receive and to retain any payment or distribution in respect of any Existing Indebtedness and (ii) any New Creditors shall be entitled to receive and to retain any payment or distribution in respect of any other amounts owed to such New Creditors;

(2)           thereafter and before (i) any New Creditor shall be entitled to receive and to retain any payment or distribution under the New Indebtedness other than in respect of the New Indebtedness Principal Payment and (ii) any Existing Creditor shall be entitled to receive and to retain any payment in respect of any Existing Indebtedness other than as described in this Section 1.1(2), the Existing Creditors that are also New Creditors (the “Participating Existing Creditors”) shall be entitled to receive the full principal amount of the Existing Indebtedness then held by such Participating Existing Creditors;

(3)           thereafter and before any Existing Creditor that is not a Participating Existing Creditor (the “Non-Participating Existing Creditors”) shall be entitled to receive any payments, the Participating Existing Creditors and the New Creditors shall be entitled to receive any and all other amounts owed to such Creditors under the Existing Indebtedness and the New Indebtedness (including, without limitation, any and all accrued but unpaid interest, if applicable, repayment premiums and default amounts), pari passu and pro-rata in proportion to each such Creditor’s outstanding Indebtedness at any given time that a determination needs to be made of pro-rata holdings;

(4)           lastly, the Non-Participating Existing Creditors shall be entitled to receive payments and distributions in respect of the Existing Indebtedness owed to such Creditors.

The Creditors authorize the Agent (as defined in the Security Agreements) to perform its obligations under the respective Security Agreements pursuant to this provision.  The Company and each Subsidiary acknowledge and agrees with the relative priorities and proportions set forth herein, and that all payments under the New Indebtedness and Existing Indebtedness shall be made in accordance herewith.   In addition, the Company hereby agrees to cause all direct and indirect subsidiaries hereafter formed or acquired to agree to be bound by the terms of this Agreement, other than as described in Section 4.18 of the New Purchase Agreement.

1.2
If an Event of Default (as defined under any Indebtedness) occurs and any party hereto receives payment from the Company not in compliance with this Agreement, the other parties hereto shall be immediately notified and such payment shall be shared with all of the other Creditors in accordance with, and in proportion to their respective priorities and pro-rata holdings as set forth above.

1.3
If an Event of Default occurs and any party hereto collects proceeds pursuant to its rights under any Indebtedness, the other parties shall be immediately notified and such payment shall be shared with all of the other Creditors as set forth above.

1.4
Notwithstanding any other provision in this Agreement, adjustments shall be made between the Creditors from time to time to reflect the fact that any contingent obligation taken into account as an obligation under the Indebtedness becomes satisfied or incapable of maturing into an actual obligation.

1.5
Each Existing Creditor and New Creditor is hereby authorized to file a UCC-1 financing statement in the jurisdictions set forth in, and pursuant to the terms of, their respective Security Agreement. To the extent that the Company (or any Subsidiary thereof) delivers Pledged Securities (as defined in the Security Agreements) pursuant to the Security Agreements, the New Creditors and the Existing Creditors acknowledge and agree that the Agent shall take and maintain possession of such Pledged Collateral for the ratable benefit of all Creditors.

1.6
Notwithstanding anything to the contrary contained in the Existing Purchase Agreement or  any document executed in connection with the New Indebtedness or the Existing Indebtedness and irrespective of: (i) the time, order or method of attachment or perfection of the security interests created in favor of Existing Creditors and the New Creditors, (ii) the time or order of filing or recording of financing statements or other documents filed or recorded to perfect security interests in any Collateral (as defined in the Security Agreements); (iii) anything contained in any filing or agreement to which any Creditor now or hereafter may be a party; and (iv) the rules for determining perfection or priority under the Uniform Commercial Code or any other law governing the relative priorities of secured creditors, each Creditor and the Company acknowledge that (x) all other Creditors have a valid security interest in the Collateral and (y) the security interests of the New Creditors and the Existing Creditors in such Collateral securing the Indebtedness shall rank pari-passu with each other.

1.7
(a) So long as any Indebtedness remains outstanding, each of the undersigned Creditors agrees, severally and not  jointly, not to commence or threaten to commence any action or proceeding, sue upon any claim or claims now or hereafter existing which such Creditor may hold against the Company or any of its Subsidiaries, and not to sell, assign, transfer, pledge, hypothecate, or encumber such claim or claims, and not to enforce or apply any security now or hereafter existing therefor, nor to file or join in any petition to commence any proceeding under any bankruptcy, reorganization or insolvency proceedings with respect to the  Company or any of its Subsidiaries or exercise or seek to exercise any rights or remedies (including, without limitation, setoff) with respect to any Collateral or institute or commence, or join with any Person (other than the other Creditors) in commencing any action or proceeding with respect to such rights or remedies (including any action of foreclosure), enforcement, collection or execution; provided, however, (x) that a Creditor may exercise any or all of such rights (I) with the written consent of the Creditors holding 50% or more of the principal amount of Indebtedness then outstanding or (II) after the passage of a period of 365 days from the date such Creditor provides the Company notice of the default, breach or violation giving rise to any such claim and (y) the provisions of this Section shall not prohibit a Creditor that is a Qualified Purchaser (as defined in the debentures evidencing the Existing Indebtedness) from exercising any or all of such rights.

(b) Notwithstanding anything to the contrary set forth in Section 1.7(a) above, each Creditor:

(1)           with the consent of the Agent, may take any action in order to preserve or protect its Lien (as defined in the New Purchase Agreement) on the Collateral;

(2)           shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Creditors, in each case in accordance with the terms of this Agreement;

(3)           shall be entitled to vote on any plan of reorganization and file any proof of claim in any insolvency, bankruptcy or liquidation proceeding or otherwise and other filings and make any arguments and motions that are, in each case, in accordance with the terms of this Agreement, with respect to the Collateral.

(c)        Notwithstanding anything herein to the contrary, including, without limitation anything set forth in Sections 1.7(a) and 1.7(b) above, nothing in this Agreement shall: (i) restrict the Company from making, and a Creditor from receiving, regularly scheduled principal and interest payments (if applicable) made to the Creditors pursuant to the terms of the transaction documents relating to the New Indebtedness and Existing Indebtedness, as applicable (in each case, the “Transaction Documents”); (ii) restrict the Creditors’ right to receive shares of Common Stock (as defined in the New Purchase Agreement) upon conversion or exercise of securities of the Company, (iii) restrict the Creditors’ right to seek specific performance therefor to cause the Company to satisfy its non-cash obligations under the Transaction Documents; or (iv) restrict a Creditor’s right to receive payment of liquidated damages and other fees pursuant to the terms of the Transaction Documents.

2.
Indemnification by Existing Creditors.  Existing Creditors shall, severally, and not jointly, indemnify, defend, and hold harmless New Creditors against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable professional and attorneys’ fees, including those arising from settlement negotiations, that New Creditors shall incur or suffer, which arise, result from, or relate to a breach of, or failure by Existing Creditors to perform under this Agreement.

3.
Indemnification by New Creditors.  New Creditors shall, severally, and not jointly, indemnify, defend, and hold harmless Existing Creditors against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable professional and attorneys’ fees, including those arising from settlement negotiations, that  Existing Creditors shall incur or suffer, which arise, result from, or relate to a breach of, or failure by New Creditors to perform under this Agreement.

4.
Amendment of Existing Security Agreement.  Each Existing Creditor hereby agrees that Section 21(c) of the Existing Credit Agreement shall be deleted and replaced in its entirety with the following text:

“This Agreement, together with the exhibits and schedules hereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into this Agreement and the exhibits and schedules hereto. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Debtors and the Secured Parties holding 60% or more of the principal amount of Debentures then outstanding (provided that such an amendment shall be effective against Secured Parties holding 100% of the principal amount of Debentures then outstanding), or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought.”

5.           Miscellaneous.

5.1           Assignment.  The rights and obligations of the Creditors under this Agreement may only be assigned to or assumed by a transferee of the debentures evidencing Indebtedness ..  In connection with the transfer of debentures evidencing any Indebtedness (in addition to other requirements as provided for in each Purchase Agreement), the transferring Creditor shall cause such transferee to execute a joinder to this Agreement.

5.2           Binding Effect.  This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, and successors.

5.3           Parties in Interest.  Except as expressly provided in this Agreement, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right to subrogation or action over against any party to this Agreement.

5.4           Entire Agreement.  This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations and understandings of the parties.

5.5           Amendment.  No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by the holders of 60% or more of the then outstanding principal amount of the Indebtedness.

5.6           Waiver.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the party making the waiver.

5.7           Notices.  Notices given under this Agreement shall be delivered as set forth in the New Purchase Agreement.

5.8           Governing Law and Venue.  This Agreement shall be construed in accordance with, and governed by, the laws of the State of New York, and any action or proceeding, including arbitration, brought by any party in which this Agreement is a subject, shall be brought in New York County, New York.

5.9           Effect of Headings.  The headings of the Sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

5.10           Invalidity.  Any provision of this Agreement which is invalid, void, or illegal, shall not affect, impair, or invalidate any other provision of this Agreement, and such other provisions of this Agreement shall remain in full force and effect.

5.11           Counterparts.  This Agreement may be executed in multiple counterparts, each of which may be executed by less than all of the parties and shall be deemed to be an original instrument which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one and the same instrument.  In lieu of the original documents, a facsimile transmission or copy of the original documents shall be as effective and enforceable as the original.

5.12           Number and Gender.  When required by the context of this Agreement, each number (singular and plural) shall include all numbers, and each gender shall include all genders.

5.13           Further Assurances.  Each party to this Agreement agrees to execute further instruments as may be necessary or desirable to carry out this Agreement, provided the party requesting such further action shall bear all related costs and expenses.

5.14           Professional Fees and Costs.  If any legal or equitable action, arbitration, or other proceeding, whether on the merits or on motion, are brought or undertaken, or an attorney retained, to enforce this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, then the successful or prevailing party or parties in such undertaking (or the party that would prevail if an action were brought) shall be entitled to recover reasonable attorney's fees and other professional fees and other costs incurred in such action, proceeding, or discussions, in addition to any other relief to which such party may be entitled.  The parties intend this provision to be given the most liberal construction possible and to apply to any circumstances in which such party reasonably incurs expenses.

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[SIGNATURE PAGE TO CSAT INTERCREDITOR AGREEMENT]

IN WITNESS WHEREOF, this Agreement has been duly executed by the Creditors as of the day and year first written above.

CREDITORS:

Print Name:

By:
Name:
Title:

Address for Notice:

ACKNOWLEDGED AND AGREED TO:

CELSIA TECHNOLOGIES, INC.

By:	/s/ Jorge Fernandez
Name:	Jorge Fernandez
Title:	CFO

CELSIA TECHNOLOGIES TAIWAN, INC.

By:	/s/ George A. Meyer IV
Name:	George A. Meyer IV
Title:	Chairman

Address for Notice:

1395 Brickell Avenue, Suite 800
Miami, Florida 33131